Exhibit 99.1

Press Release

AdStar Announces Third Quarter Results

Net Revenue Increases More Than 90 Percent for Third Consecutive Quarter

MARINA DEL REY, Calif., Nov. 15 /PRNewswire-FirstCall/ — AdStar, Inc. (Nasdaq: ADST — News, ADSTW — News), a leading applications service provider of e-commerce transaction technology for the advertising and publishing industries, today reported operating results for the third quarter and first nine months of 2004.

For the three months ended September 30, 2004, AdStar reported net revenues of $1.26 million, an increase of 90 percent when compared with net revenues of $666,000 in the third quarter of 2003. The increase in net revenue for 2004 was primarily comprised of higher ASP revenues; an increase of $342,000, or 164 percent, in licensing and software revenues; and a gain of $220,000, or 417 percent, in customization and other revenues. The increase in licensing, software, and customization revenues was primarily related to the addition of EdgCapture and EdgFlow to AdStar’s suite of e-commerce services for the newspaper publishing industry. AdStar did not record any revenue in the third quarter of 2003 from Edgil Associates, which was acquired in October 2003.

In addition to the customization revenues derived from EdgCapture and EdgFlow, AdStar also reported an $111,000 increase in customization services that was related to a project for The Atlanta Journal-Constitution (AJC). AdStar’s technology now powers a classified web order entry system for the AJC’s four online vertical classified advertising products, Recruitment, Autos, Real Estate and Merchandise.

During the quarter, AdStar processed more than 115,000 ad transactions with a total value of $19.3 million, an increase of 4.2 percent when compared with the third quarter of 2003.

Gross profit margin improved slightly to 57 percent of net revenues during the third quarter of 2004, from 55 percent during the third quarter of 2003. Gross profits for the third quarter of 2004 were approximately $715,000, which represented an increase of 94 percent when compared with gross profits of $369,000 in the third quarter in 2003. The company reported a third quarter net loss of $521,000 or $0.04 per share, versus a net loss of $414,000 or $0.05 per share, in the prior-year quarter.

General and administrative expenses increased 51 percent during the third quarter of 2004 to $480,000, from $318,000 during the prior-year quarter. Selling expenses increased 119 percent to $322,000 (vs. $147,000) while product maintenance and development expenses increased 7 percent to $331,000 (vs. $310,000). Increases in general and administrative expenses, selling expenses and product maintenance and development costs were attributed primarily to activities associated with supporting EdgCapture and EdgFlow.

“We continue to enjoy steady growth in ASP revenues from our expanding list of top-tier newspaper customers,” stated Leslie Bernhard, president and chief executive officer of AdStar, Inc. “We have made significant strides to improve our financial performance, as demonstrated in our ability to maintain consistent growth in revenues and gross profits throughout the past few quarters. In addition to our improvements in revenues and ad transaction volumes, we enhanced our e-commerce suite during the most recent quarter with a number of marketing and revenue-sharing agreements, including previously announced relationships with Data Based Ads and CityXpress. These types of marketing opportunities should allow AdStar to expand its domestic and international customer base and grow our global sales with existing customers.”

Net revenues for the nine months ended September 30, 2004 increased 96 percent to $3.7 million, from $1.89 million the corresponding period of the previous year. The increase in net revenue for the nine months was primarily comprised of a 14 percent rise in ASP revenues, a 161 percent increase in licensing and software revenues, and a 423 percent net increase in customization and other revenues. The significant increase in net revenues was primarily attributed to the products and services AdStar acquired from Edgil Associates in 2003. For the first nine months of 2004, AdStar reported a net loss of $1.45 million or $0.11 per share, compared with a net loss of $1.36 million or $0.16 per share, in the nine months ended September 30, 2003.

AdStar will discuss the company’s performance for the quarter, as well as the outlook for the future and related issues, during a conference call on Monday, November 15, 2004, at 4:15 p.m. Eastern Time (EST). Shareholders and other interested parties may participate in the conference call by dialing 800-500-0311 (international/local participants dial 719-457-2698), and referencing conference ID 553806 a few minutes before 4:15 p.m. EST on November 15, 2004. A replay of the conference call will be available two hours after its completion, from November 15, 2004 until November 22, 2004, by dialing 888-203-1112 for participants in the US/Canada (international/local participants dial 719-457-0820) and entering the conference ID 553806.

About AdStar, Inc.

AdStar, Inc. (Nasdaq: ADST — News, ADSTW — News) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.

Forward Looking Statements

This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company’s annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com
AdStar Media Contact: Kevin Wilson, 513-885-5520,
 kwilson@kevinwilsonpr.com

AdStar, Inc. and Subsidiary
Consolidated Balance Sheet
As of September 30, 2004

Assets
Current assets:
Cash and cash equivalents	$2,449,277
Accounts receivable, net of allowance for doubtful accounts of $59,000	547,733
Notes receivable from officers — current portion	7,911
Prepaids and other assets
410,070
Total current assets	3,414,991

Notes receivable from officers, net of current portion	226,381
Property and equipment, net	109,270
Capitalized and purchased software, net	1,890,101
Intangible assets, net	1,422,852
Goodwill	2,246,454
Other Assets	133,838

Total assets	$9,443,887

Liabilities and Equity
Current liabilities:
Due to publications	$1,743,022
A/P and accrued expenses	844,588
Deferred revenue	184,149
Loans from shareholders, current portion	21,000
Capital lease obligations, current portion	24,862
Convertible Note — current portion	248,784

Total current liabilities	3,066,405

Deferred revenue, net of current portion	162,538
Capital lease obligations, net of current portion	305
Loans from shareholders, net of current portion	31,500
Convertible Note — net of current portion	452,013

Total liabilities	3,712,761

Stockholders’ equity	$5,731,125

Total liabilities and stockholders’ equity	$9,443,887

AdStar, Inc. and Subsidiary
Consolidated Statements of Operations
For the Quarters ended September 30, 2004

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
ASP, net	$440,282	$404,233	$1,264,486	$1,106,706

Licensing and software	551,118	209,304	1,664,972	637,344
Customization and other	272,437	52,750	770,890	147,417
Net revenues	1,263,837	666,287	3,700,348	1,891,467

Cost of revenues, including Depreciation and Amortization of $142,548, $151,980, $378,161 and $477,707	549,105	297,600	1,484,288	923,737

Gross profit	714,732	368,687	2,216,060	967,730

General and administrative expense	479,498	317,811	1,384,194	930,753

Selling and marketing expense	322,417	146,926	977,881	504,300

Maintenance and development costs	331,068	310,184	972,026	887,712

Amortization of customer list	22,059	—	66,172	—

Loss from operations	(440,310)	(406,234)	(1,184,213)	(1,355,035)

Other income (expense)	(67,451)	(10,000)	(231,122)	(10,000)
Interest income (expense), net	(10,170)	2,717	(21,507)	4,998

Loss before taxes	(517,931)	(413,517)	(1,436,842)	(1,360,037)
Provision for income taxes	3,463	963	14,544	2,888
Net loss	$(521,394)	$(414,480)	$(1,451,386)	$(1,362,925)

Loss per share — basic and diluted	$(0.04)	$(0.05)	$(0.11)	$(0.16)

Weighted average number of shares — basic and diluted	14,491,204	8,423,387	13,889,859	8,296,130

Adstar, Inc.
Statements of Cash Flows
For the Quarters ended September 30, 2004 (unaudited)

	2004	2003
Cash flows from operating activities:
Net Loss	$(1,451,386)	$(1,362,925)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	595,180	592,764
Beneficial interest and amortization of financing fees on Convertible Note	228,121
Stock based vendor payments	80,057	46,250
Changes in assets and liabilities:
Accounts receivable	(207,861)	(134,039)
Prepaids and other assets	(223,668)	50,319
Due to publications	659,049	805,398
Accounts payable and accrued expenses	(348,839)	111,901
Deferred revenue and customer deposits	156,914	(3,761)
Net cash used in operating activities	(512,433)	105,907

Cash flows from investing activities:
Purchase of Edgil Associates, Inc.	(85,000)	—
Purchase of property and equipment	(26,578)	(38,628)
Additions to Capitalized and Purchased Software	(423,964)	(514,971)
Additions to intangible assets	(6,003)	—
Principal repayments of shareholder notes receivable	5,653	5,347

Net cash used in investing activities	(535,892)	(548,252)
Cash flows from financing activities:
Increase to restricted cash		(1,957,582)
Proceeds from issuance of convertible note payable	1,348,514	—
Repayment of note payable	(45,454)	—
Proceeds from sale of common stock in private placement	—	1,741,714
Proceeds from issuance of Series B-2 preferred stock	—	528,683
Proceeds from exercises of options and warrants	167,579	251,574
Costs of conversion of Series A preferred Stock	(30,181)
Principal repayments on loans from shareholders	(10,500)
Principal repayments on capital leases	(24,833)	(20,932)

Net cash provided by financing activities	1,405,125	543,457
Net increase (decrease) in cash and cash equivalents	356,800	101,111
Cash and cash equivalents at beginning of period	2,092,477	940,378
Cash and cash equivalents at end of period	$2,449,277	$1,041,490